FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A                                                                EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:  Harris Trust and Savings Bank

                                               Collection Period:                        1-Jan-00              31-Jan-00
                                               Distribution Date:                       15-Feb-00


                                                                                                       Per $1,000 of
                                                                                                          Original
Statement for Class A and Class B Certificateholders Pursuant                                          Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                               Certificate Amount
                                                                                                      ------------------
(i)    Principal Distribution
           Class A Certificate Amount                                              $ 2,033,776.79       $   5.21472782
           Class B Certificate Amount                                              $    95,832.41       $   5.21451790

(ii)   Interest Distribution
           Class A Certificate Amount                                              $    81,202.87       $   0.20820911
           Class B Certificate Amount                                              $     3,922.80       $   0.21345087

(iii)  Servicing Fee                                                               $    13,715.00       $   0.03358356

(iv)   Class A Certificate Balance (after principal distributions)                 $13,682,908.62
       Class A Pool Factor (after principal distributions)                              0.0350838
       Class B Certificate Balance (after principal distributions)                 $   645,483.37
       Class B Pool Factor (after principal distributions)                              0.0351226

(v)    Total Pool Balance (end of Collection Period)                               $14,328,391.99



                                                                                   Current Period         Cumulative
                                                                                   ---------------    ------------------
(vi)   Defaulted Receivables                                                       $    36,509.09       $14,710,614.49
       Liquidation Proceeds                                                            134,463.30         9,734,356.59
                                                                                   ---------------    ------------------
       Aggregate Net Losses                                                        $   (97,954.21)      $ 4,976,257.90
                                                                                   ===============    ==================

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                       $            -
           Interest Portion                                                        $            -

(viii) Class A Interest Carryover Shortfall                                        $            -
       Class B Interest Carryover Shortfall                                        $            -
       Class A Principal Carryover Shortfall                                       $            -
       Class B Principal Carryover Shortfall                                       $            -

(ix)   Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                               $ 6,125,764.72

(x)    Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                          $ 6,125,764.72